Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Deluxe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota
May 15, 2012